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                                                                    EXHIBIT 10.5

                          STRATEGIC ALLIANCE AGREEMENT

         This STRATEGIC ALLIANCE AGREEMENT ("Agreement") is entered into as of July 23, 2002 ("Effective Date") by QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC., a Delaware corporation ("Quantum") and IMPCO TECHNOLOGIES, INC., a Delaware corporation ("IMPCO"), each a "Party" and collectively the "Parties."

                                    Recitals

         A. Quantum designs, develops and manufactures advanced gaseous storage and handling modules, electronic controls and software, fuel storage, metering, regulating and delivery systems, and systems integration involving compressed gaseous fuels and supplies the same to original equipment manufacturers ("OEMs") for fuel cell applications and alternative fuel OEM vehicles.

         B. IMPCO designs and develops, among other things, components and sub-systems for internal combustion engines utilizing alternative fuels.

         C. The Parties seek to cooperate with each other under this Agreement, on the terms and conditions specified herein, (1) in performing joint development activities funded by IMPCO, and (2) in participating in joint marketing activities.

         D. The Parties wish to set forth herein the terms and conditions upon which Quantum agrees to sell to IMPCO the Quantum Products (defined below), for use, sale and distribution in the Designated Markets.

                                   Agreement

1        Definitions.

         1.1 "Commercially Available" means that the relevant product is generally made available to customers, regardless of whether such customer: (a) is a reseller or an end user of the product; (b) subsequently sells the product as a stand-alone item; and/or (c) integrates the product as a component of the customer's or third party's product.

         1.2 "Confidential Information" has the meaning set forth in Section
9.1.

         1.3 "Customer" means any third party that has entered into an agreement with IMPCO to obtain an IMPCO Product that includes, incorporates or utilizes any Quantum Product.

         1.4 "Designated Markets" means the following: (a) the worldwide automotive Aftermarket, consisting of Class 1 through Class 5 vehicles; (b) the worldwide bus and truck Aftermarket, consisting of Class 6 through Class 8 vehicles; (c) the worldwide industrial Aftermarket for vehicles with internal combustion engines including diesel engines and consisting of, without limitation, material handling, small and stationary engines, generators, pumps and other products not used for transportational purposes; (d) the worldwide diesel automotive Aftermarket, consisting of Class 1 through 5 diesel vehicles;
(e) the worldwide diesel bus and truck Aftermarket, consisting of Class 6 through Class 8 diesel vehicles; (f) the worldwide industrial diesel Aftermarket, consisting of, without limitation, material handling, small and stationary engines, generators, pumps and other diesel products not used for transportational purposes; (g) the market for original equipment manufacturers of Class 1

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through Class 5 vehicles with internal combustion engines in all countries in the world other than the United States and Canada; (h) the market for original equipment manufacturers of Class 6 vehicles with internal combustion engines in the United States and Canada; (i) the market for original equipment manufacturers of Class 6 vehicles with internal combustion engines in all countries in the world other than the United States and Canada; (j) the worldwide market for original equipment manufacturers of Class 7 and Class 8 vehicles with internal combustion engines; (k) the worldwide market for industrial original equipment manufacturers of items with internal combustion engines and diesel engines, including, without limitation, original equipment manufacturers of material handling engines, small and stationary engines, generators, pumps and other products not used for transportational purposes; and
(l) the worldwide original equipment manufacturers of all types and classes of diesel vehicles, engines and products, including without limitation original equipment manufacturers of diesel vehicles in Class 1 through Class 8. As used herein, "Aftermarket" when used with respect to systems, components, parts or other items, shall mean the market for any such foregoing item after the title of which has been transferred from the manufacturer of such item to any third party, including without limitation wholesalers, consumers, dealers or any other third party.

     1.5 "Development Program" means any activity either funded and directed by IMPCO under which IMPCO shall perform research and development or an activity funded and directed by IMPCO under which Quantum shall perform research and development, either individually by Quantum or jointly by the Parties. Any Development Program for IMPCO or jointly by the Parties shall be determined by the Strategic Alliance Committee and reflected in a Statement of Work.

     1.6 "IMPCO Product(s)" shall mean any IMPCO products that are or become Commercially Available during the term of this Agreement.

     1.7 "Intellectual Property Rights" means, collectively, Patents, Trade Secrets, Copyrights, Trademark Rights, moral rights, and all other intellectual property rights and proprietary rights, including any rights relating to trademarks, tradenames and logos, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, in each case now existing or hereafter developed. For purposes of this
Agreement: (i) "Patents" mean all patent rights and all rights, title and interests in all patent applications and patents to issue on them, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (ii) "Trade Secrets" mean all rights, title and interests in and to all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, including, without limitation, all know-how, trade secrets, other confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; (iii) "Copyrights" mean all copyrights, and all rights, title and interests in and to all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, all rights in mask works, and all rights, title and interests in related applications and registrations throughout the world; and
(iv) "Trademark Rights mean all trademarks, servicemarks, trade names, rights in trade dress, and all trademark interests throughout the world, and all right, title and interest in related applications and registrations throughout the world, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or

                                       2.

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causes of action for infringement or misappropriation of the foregoing, in each case now existing or hereafter developed during the Term of this Agreement. Either Party may use the Intellectual Property of the other Party in any Development Program.

     1.8 "Purchase Order" means a written purchase order between the Parties pursuant to which Quantum will sell Quantum Products to IMPCO under the terms and conditions set forth in Section 4.

     1.9 "Quantum Product(s)" shall mean all of Quantum's fuel metering products, fuel delivery products, fuel regulating products, fuel storage products, electronic control products and any related products that are or become Commercially Available during the term of this Agreement.

     1.10 "Statement of Work" means a detailed plan to implement a Development Program, as more fully defined in Section 3. If a template Statement of Work is mutually agreed to by the Parties, it shall be attached hereto as Exhibit A after execution hereof by the parties.

     1.11 "Strategic Alliance Committee" or "SAC" means the combination of representatives from each Party that will manage and coordinate the work under this Agreement as described in Section 2.

2    Strategic Alliance Committee.

     2.1 Within ten (10) business days after the Effective Date, each Party shall assign two (2) qualified members (each a "Member") to the SAC to meet and cooperate to define and manage the efforts of SAC under this Agreement. Either Party may replace its Members in its sole discretion upon notice to the other Party. Each Party shall bear its own costs and expenses related to the SAC. The SAC shall meet once every six (6) months, at a minimum but more often if mutually agreed by the Parties, to satisfy its responsibilities under this Agreement. The responsibilities of the SAC shall include the following:

          (a) In the event that IMPCO desires to purchase specific Quantum products that do not meet the definition of a Quantum Product, IMPCO shall bring this desire to the attention of the SAC, and the Members shall negotiate the request in good faith. In the event that the SAC determines that such Products should be sold by Quantum to IMPCO, (i) Quantum shall sell such products to IMPCO, and (ii) such products shall be deemed Quantum Products for purposes of this Agreement, and shall be treated as such, unless otherwise agreed to in writing by the Parties.

          (b) The SAC shall identify potential Development Programs and, if mutually approved by both Parties, negotiate the terms and conditions of each Development Program, which shall be set forth in a written Statement of Work (as described in more detail in Section 3).

          (c) The SAC shall modify and, if appropriate, expand the Designated Markets as needed, whether in their entirety or on a Customer-specific basis. Such a decision to modify the Designated Markets shall be based on all relevant factors, including, but not limited to: (i) the location and particular needs of the specific market or customer; (ii) individual customer requirements and requests; (iii) regulatory requirements relevant to the specific market or customer; and (d) specific capabilities of each Party with respect to any particular market or customer.

                                       3.

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          (d) The SAC shall consider in good faith any joint marketing opportunities presented by the Members, and allocate the responsibilities between the Parties, including but not limited to: costs, schedules, and participation of the Parties.

          (e) The SAC shall perform such other responsibilities as may be required from time to time for purposes of this Agreement.

          (f) Either Party may unilaterally pursue a Development Program without the approval of the other Party if the Party pursuing the Development Program funds the Development Program itself.

     2.2 At the first meeting of the SAC, to be held at a time and location as mutually agreed by the Parties, the Members shall discuss and approve the initial Development Programs and the amount of engineering resources to be allocated to each program by the Parties (the "Project Roadmap"). At least the first meeting of the SAC shall be face-to-face but all subsequent meetings may be held via conference call, videoconferencing or by other telecommunicative means. The SAC shall revise and publish the Project Roadmap as deemed necessary.

     2.3 All decisions of the SAC must be made by a majority of the Members. If the Members cannot reach a decision on a particular issue, senior managers of Quantum and IMPCO will meet and negotiate in good faith to resolve the issue within a reasonable period of time. If the issue is not resolved within thirty
(30) calendar days after the senior managers of Quantum and IMPCO have met, then either Party may elect to cancel the applicable Development Program(s), effective immediately, by providing written notice to the other Party. The SAC may not remove an IMPCO independently funded Development Program from the Project Roadmap.

3    Development

     3.1 Agreement and Statement(s) of Work. The Parties acknowledge that this Agreement between Quantum and IMPCO relates to the terms and conditions that will apply to any Statement(s) of Work executed hereunder. The Parties understand that from time to time certain Development Programs may be proposed to the SAC. Each proposed Development Program must be approved by a majority vote of the SAC. If approved, the SAC shall undertake good faith negotiations to reduce the Development Program to a written Statement of Work within a reasonable period of time. If the SAC cannot agree on the terms and conditions of the Statement of Work within thirty (30) calendar days following approval of the underlying Development Program, senior managers of Quantum and IMPCO will meet and negotiate in good faith the terms and conditions of the applicable Statement of Work. If the terms and conditions of the applicable Statement of Work is not agreed to and the Statement of Work is not executed within thirty
(30) calendar days following such escalation to the senior managers, either Party may elect to remove the underlying Development Program from the Project Roadmap by providing written notice to the other Party. A Development Program funded and directed by IMPCO under which IMPCO shall perform research and development shall not require approval of the SAC nor require a Statement of Work.

     3.2 Each Statement of Work will set forth the timetable, performance, payment, ownership rights, license rights (if any), obligations of each Party to the other Party with respect to Jointly-Owned Technology, and delivery obligations of the Parties, and will be executed by both IMPCO and Quantum in order to be valid. Subject to the terms and conditions of this

                                       4.

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Agreement, the Parties agree to use commercially reasonable efforts to perform their obligations under each Statement of Work in accordance with the specifications and schedule set forth in such Statement of Work. The SAC shall determine the priority of different Statements of Work and the amount of engineering resources to be allocated to each Development Project. Finally, the Parties agree that there is no limit on the number of Statements of Work that may be executed during the term of this Agreement.

      3.3 Reporting Development Progress. Each Party shall appoint a project manager who will coordinate and act as liaison with the other Party with respect to each Statement of Work. The project managers shall participate in project review meetings to be scheduled by mutual agreement of the respective project managers. IMPCO personnel shall be entitled to visit Quantum's place of business upon reasonable prior notice to Quantum to discuss and inspect the status of progress under any Statement of Work. Quantum shall keep IMPCO reasonably informed in writing of its progress under each Statement of Work.

      3.4 Subcontractors. Either Party may use subcontractors to perform any task assigned to such Party under a Statement of Work, provided that such subcontractor (a) is approved in writing by the SAC to perform such task, (b) agrees in writing to keep confidential all information and data received from the Parties or generated under the subcontract or in performing any services, and (c) agrees in writing to assign to IMPCO and/or Quantum (as determined by the Parties and set forth in the applicable Statement of Work), before such subcontractor commences work, any and all materials, inventions, improvements and any other item developed, designed or created in connection with the services provided by such subcontractor or its employees.

      3.5 Plant Visits. Personnel of either Party visiting facilities of the other Party will comply with all the then established and existing safety and environmental rules and regulations of the facility visited, provided that such rules and regulations are disclosed by the host Party to such personnel. The host Party shall not be responsible for death, damage, injury or loss suffered or incurred during visits to its facilities by any personnel in the employ of the other Party, except for death, damage, injury or loss resulting from the willful or negligent acts or omissions of the host Party, its agents, employees or third parties under the host Party's supervision or control.

4     Purchase Orders

      4.1 Sales of Quantum Products. IMPCO shall have the right to sell Quantum Products only as incorporated components of IMPCO Products, not as stand-alone components, and solely in the Designated Markets unless otherwise approved by Quantum. Notwithstanding the foregoing, IMPCO may sell stand-alone Quantum Products solely as replacement parts or spare parts to Customers and users of IMPCO Products.

      4.2 Terms and Conditions. During the term of this Agreement, IMPCO shall have the right to purchase Quantum Products from Quantum pursuant to the following:

          (a) Purchases of Quantum Products shall be initiated by IMPCO via a written or electronically-dispatched Purchase Order which shall reference (a) the number of units of each type of the Quantum Products, (b) subject to Section 4.2(b), the applicable per-unit price as provided by Quantum, (c) a commercially reasonable carrier or means of transportation or routing, including, the place to which the Quantum Products are to be shipped, (d) packaging instructions, and
(e) the requested delivery date. Quantum is not required to accept, but shall not

                                       5.

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unreasonably reject, any Purchase Order which specifies a delivery date earlier than thirty (30) days after the date such Purchase Order is submitted by IMPCO. Quantum shall be obligated to accept any Purchase Order which specifies a delivery date that is later than forty-five (45) days after the date such Purchase Order is submitted by IMPCO. Quantum shall respond to the proposed Purchase Order within ten (10) business days after receipt, by either: (i) rejecting the proposed Purchase Order and providing the good faith reasons in writing for such rejection, (ii) accepting the proposed Purchase Order, or (iii) accepting the proposed Purchase Order with modified terms, not inconsistent with this Agreement, that will be subject to IMPCO's acceptance to be valid. Failure of Quantum to reject or accept any proposed Purchase Order as set forth above within such ten (10) business day period shall constitute acceptance of such proposed Purchase Order. If a proposed Purchase Order is accepted by Quantum with modified terms, IMPCO shall have the option of issuing a Purchase Order that reflects the terms agreed to by Quantum in such response within ten (10) business days after receipt of Quantum's response. If IMPCO so issues such a Purchase Order reflecting the terms agreed to by Quantum, Quantum shall be deemed to have accepted such terms and the Purchase Order as a whole. All Purchase Orders placed by IMPCO hereunder shall be governed by the terms and conditions of this Agreement. In the event of a conflict between the provisions of this Agreement and the terms and conditions of one or more of IMPCO's Purchase Orders, or Quantum's acknowledgment or other written communications, the provisions of this Agreement shall prevail.

              (b) The prices charged to IMPCO for the purchase of Quantum Products shall be not exceed prices which are twenty-five percent (25%) greater than Quantum's fully allocated manufacturing costs for such Quantum Products. As used herein, "manufacturing costs" includes, but is not limited to (a) labor costs directly associated with the manufacture of the Quantum Products, (b) supply costs and raw material costs, (c) per-unit Quantum Product costs of equipment directly used to manufacture the Quantum Products, and (d) overhead costs directly associated with the manufacture of the Quantum Products.

              (c) IMPCO may request to reschedule the delivery date for a Purchase Order to a later date, and Quantum shall accommodate such rescheduled date if it is reasonably able to do so, provided that IMPCO shall bear any additional storage and other costs resulting from the delayed delivery. In the event that IMPCO requests to expedite the delivery date, Quantum shall accommodate such request if it is reasonably able to do so, provided that IMPCO shall bear any additional reasonable shipping and other costs resulting from expedited delivery. IMPCO shall have the right to cancel any Purchase Order, without any liability, if it provides notice of cancellation at least thirty
(30) days prior to the scheduled delivery date of such Purchase Order. Quantum shall promptly notify IMPCO in writing of any anticipated delay in meeting the delivery date for any Purchase Order. IMPCO shall have the right to cancel any Purchase Order within thirty (30) days of the scheduled delivery date, provided that IMPCO shall be responsible for a cancellation fee equal to all reasonable, direct, out-of-pocket costs actually incurred by Quantum in connection with such cancellation.

              (d) All shipments shall be F.O.B. Quantum's or Quantum's supplier's dock ("Delivery Location"). Title and risk of loss shall pass to IMPCO upon Quantum's delivery of the Quantum Products to IMPCO or its designated freight forwarder at the Delivery Location. IMPCO shall be responsible for all shipping and freight costs and expenses for delivering the Quantum Products from the Delivery Location. Quantum may ship partial Purchase Orders provided it notifies IMPCO in advance and IMPCO agrees in advance to such prior to shipment.

                                       6.

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If IMPCO fails to specify a commercially reasonable carrier or means of transportation or routing in its Purchase Order, Quantum shall select the best available carrier, on a commercially reasonable basis.

              (e) Each of the Quantum Products shall be packaged and prepared for shipment in a manner which follows the reasonable specifications provided in the applicable Purchase Order. The parties shall mutually agree on any changes to such requirements. Each shipment shall be accompanied by a packing slip on the outside of the box which will include the Purchase Order number and the number of each type of the Quantum Products shipped.

              (f) Invoices for shipped Quantum Products shall be due and payable net thirty (30) days from the time IMPCO takes title of the units of the Quantum Products. Payment shall not constitute acceptance of the Quantum Products by IMPCO.

              (g) All Quantum Products delivered hereunder shall fully comply with all applicable safety and other regulations and import and export licenses necessary to deliver the Quantum Products to the Delivery Location. The Quantum Products delivered hereunder shall be free from defects in materials and workmanship for a period of two (2) years after delivery to IMPCO. The Quantum Products shall comply with all applicable specifications set forth in data sheets for such Products and other publications of Quantum relating to the Quantum Products, and as otherwise agreed by the Parties, and shall not infringe or misappropriate any Intellectual Property Right or other right of a third party.

              (h) Quantum shall indemnify and hold IMPCO harmless from and against any liabilities, costs and expenses (including reasonable attorneys' fees) arising out of a claim that any of the Quantum Products infringes or misappropriates any third party's Intellectual Property Rights or other rights or that the use of any of the Quantum Products has resulted in bodily harm or death to any person, or damage to any physical property. IMPCO shall (i) promptly notify Quantum in writing of the threats, claims or proceedings, (b) give Quantum sole control over the defense and/or settlement of such suit or proceeding or claim, and (c) reasonably cooperate with Quantum in the defense and any settlement negotiations relating to such claim. Notwithstanding the foregoing, Quantum shall not have any right, without IMPCO's prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of IMPCO. IMPCO shall have the right, in its absolute discretion and at its sole cost, to employ attorneys of its own choice and to institute or defend any claim for which it has the right to seek indemnification from Quantum.

5    Patent Prosecution

     5.1 Patents. The Parties acknowledge that during performance of Statement(s) of Work, the Parties may develop technology that will be jointly owned by the Parties as set forth on the applicable Statement of Work ("Jointly-Owned Technology"). Subject to the limitations set forth in this
Section 5.1, IMPCO shall have the right, but not the obligation, to prosecute patents for the Jointly-Owned Technology, subject to the reasonable review of Quantum's legal counsel. IMPCO and Quantum will each pay fifty percent (50%) of the reasonable costs incurred by IMPCO to prosecute such patents as are approved in writing by IMPCO for filing, including filings and attorney fees.

                                       7.

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          (a) The SAC will select (and if the SAC is unable to do so after escalation to senior managers of Quantum and IMPCO pursuant to Section 2.3, IMPCO shall have the right to select) patent counsel to evaluate patentability of inventions arising under the Jointly-Owned Technology ("Jointly Developed Inventions") and to diligently prepare, file, and prosecute such patent applications ("Joint Applications") as are necessary or appropriate to obtain patent protection with respect to any of the Jointly Developed Inventions in the United States and any other country. In the event that IMPCO selects such patent counsel, IMPCO agrees to obtain Quantum's written consent prior to the filing of any Joint Applications in any country, it being agreed that any costs of such Joint Applications made without Quantum's prior written consent shall be born by IMPCO, alone. Quantum agrees that its consent shall not be unreasonably withheld or delayed, and such consent will be deemed given if Quantum fails to notify IMPCO in writing that it is withholding its consent and the reasonable basis for withholding such consent, within thirty (30) days after receipt of a written request for such written consent. IMPCO and its counsel shall diligently prosecute Joint Applications approved by both Parties, but IMPCO shall not be obligated to further pursue any Joint Application which has been twice rejected or to appeal any final rejection of any Joint Application. IMPCO agrees to provide to Quantum copies of the Joint Applications, official correspondence relating thereto, and such other information with respect thereto as Quantum may reasonably request.

          (b) IMPCO shall consult with Quantum and its counsel concerning the preparation and prosecution of all Joint Applications and shall provide Quantum with copies of all material documentation after receipt from, or prior to, submission to any governmental agency with jurisdiction to issue patents, so that Quantum may make reasonable comments with respect thereto which IMPCO shall consider in good faith. Quantum shall execute, deliver and file, or cause to be executed, delivered and filed, such documents, information and applications, and take or cause to be taken all such other actions as IMPCO deems desirable or necessary in connection with the prosecution of all Joint Applications, whether or not Quantum has approved the filing of any such Joint Applications.

          (c) Notwithstanding anything to the contrary in Section 9 below, the patent counsel handling a Joint Application may incorporate in the Joint Application any Confidential Information relating to the underlying Jointly Developed Invention that he or she determines, in his or her best judgement, is reasonably necessary to adequately support claims to the Jointly Developed Invention. Such patent counsel shall also have the right to disclose to the U.S. Patent and Trademark Office any such Confidential Information that he or she determines, in his or her best judgement, should be disclosed to meet a duty of disclosure in connection with a Joint Application. Prior to disclosing such Confidential Information, such patent counsel shall afford the Party to whom confidentiality obligations are owed an opportunity to comment on such disclosure and consider in good faith any alternative course of action proposed by such Party.

     5.2 Disclosure of Inventions. All inventions or improvements relating to a Development Project that are developed in whole or in part by IMPCO or Quantum personnel while performing such Development Project shall be promptly disclosed to IMPCO and Quantum for patent worthiness consideration, and each Party shall execute, or obtain the execution of, any papers as may be necessary to perfect ownership thereof in the appropriate Party or Parties as set forth above, or as may be necessary in the obtainment, maintenance or enforcement of any patent, trade secret, trademark, copyright or other proprietary right pertaining

                                       8.

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thereto. All expenses incident to such obtainment, maintenance and/or enforcement will be borne by the Party or Parties owning such inventions/improvements.

6   Support.

     6.1 Obligations. Each Party agrees that it shall obtain and maintain for itself all necessary government licenses, permits, and approvals when necessary or advisable for performing its obligations under this Agreement, and comply with all applicable laws, statutes, and regulations in connection with its obligations under this Agreement.

     6.2 Rights in Data. Both Parties acknowledge that all software and software related items licensed pursuant to this Agreement and any Statement of Work are "Commercial Computer Software" or "Commercial Computer Software Documentation" as defined in FAR 12.212 for civilian agencies and DFARS 227.7202 for military agencies, and that in the event that Quantum is permitted under this Agreement to provide such items to the U.S. government, such items shall be provided under terms at least as restrictive as the terms of this Agreement and the applicable Statement of Work.

     6.3 Customers. Both parties acknowledge that: (a) other than Quantum's warranty obligations under Section 4.2(g), Quantum will have no obligation to provide any support or maintenance to IMPCO's Customers, and that IMPCO shall make no representations to its Customers that Quantum has an obligation to provide support or maintenance to IMPCO's Customers; and (b) IMPCO will have no obligation to provide any support or maintenance to Quantum's customers, and that Quantum shall make no representations to its customers that IMPCO has an obligation to provide support or maintenance to Quantum's customers.

     6.4 Trademarks. No rights to use the other Party's trademarks are granted under this Agreement. To the extent that the SAC agrees to undertake any joint marketing activities under Section 2.1(d) of this Agreement, the terms and conditions governing each Party's rights to use the other Party's trademarks (or other Intellectual Property Rights) shall be determined by the SAC at that time in writing.

7    Warranties & Disclaimers.

     7.1 WARRANTIES. Each Party warrants and represents to the other that: (a) it will perform all development and other services described in any Statement of Work in a professional and workmanlike manner, using reasonable skill and care in a manner consistent with the industry standards; and (b) it has the full power and authority to enter into this Agreement and all Statements of Work.

     7.2 DISCLAIMERS. EXCEPT AS PROVIDED IN SECTIONS 4.2 AND 7.1 AND ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY REGARDING THE PRODUCTS, INFORMATION, AND SERVICES PROVIDED, AND EXPRESSLY DISCLAIMS ALL IMPLIED OR STATUTORY WARRANTIES WITH RESPECT TO ANY PRODUCTS, INFORMATION, OR SERVICES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

8    Limitation of Liability and Remedy. EXCEPT FOR QUANTUM'S INDEMNIFICATION
OBLIGATION UNDER SECTION 4.2(H) AND BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9, NEITHER PARTY WILL BE

                                       9.

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lIABLE FOR ANY LOST PROFITS OR OTHER INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR
SPECIAL DAMAGES ARISING FROM OR RELATING SOLELY TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY EXCLUSIVE REMEDY STATED IN THIS AGREEMENT IS DEEMED TO FAIL OF ITS ESSENTIAL PURPOSE.

9    Confidentiality

     9.1 Definition of Confidential Information. "Confidential Information" shall mean any and all information and material, whether in writing, or in oral, graphic, electronic or any other form, disclosed by or on behalf of the disclosing Party (the "Discloser") to or for the benefit of the receiving Party (the "Recipient") or obtained by the Recipient through inspection or observation of the Discloser's property or facilities, that is marked as (or provided under circumstances reasonably indicating it is) confidential and proprietary, or if disclosed orally or in other intangible form or in any other form that is not so marked, that is identified as confidential at the time of such disclosure or within thirty (30) days thereafter. Confidential Information also includes any information described above which the Discloser obtains from a third party, whether or not owned by the Discloser. Confidential Information does not include information or material (i) which becomes publicly known through no act or omission of Recipient, (ii) which is later lawfully acquired from sources other than the Discloser who do not owe a duty of confidentiality to the Discloser with respect to such information and who did not learn of it, directly or indirectly, from Discloser, or (iii) which is independently developed by the Recipient without the use of or reference to the Confidential Information of the Discloser, as evidenced by the Recipient's contemporaneous written records.

     9.2 Confidentiality Obligations. During the term of and pursuant to this Agreement, the Parties, to the extent of their right and willingness to do so, may exchange Confidential Information relating to the purpose of the relevant Development Program(s). For a period of five (5) years after each Recipient receives or learns the Confidential Information of the Disclosure, each Recipient shall not (a) use the Confidential Information of the Discloser other than to perform its obligations under this Agreement or a Statement or Work, (b) disclose the Confidential Information of the Discloser other than to its employees and independent contractors who have a need to know such Confidential Information in order for Recipient to exercise its rights and fulfill its obligations under this Agreement or a Statement of Work, subject to the provisions and exceptions of this Agreement, or (c) decompile, reverse engineer, or disassemble any Confidential Information of the Discloser except as provided in a Statement of Work or otherwise approved in advance in writing by the Discloser. Recipient shall use commercially reasonable efforts to maintain the confidentiality of the Discloser's Confidential Information, which in any event shall not be less than those which the Recipient uses to protect its own Confidential Information of a similar nature.

     9.3 Return of Confidential Information. Confidential Information of the Discloser shall remain the property of the Discloser and shall be returned, at the request of the Discloser, upon completion of the relevant Development Program or upon earlier request of the Discloser. Notwithstanding the above, the results of Development Programs identified as deliverables in a Statement of Work shall be deemed Confidential Information of both Parties until such time as a patent application is filed under Section 5.1 of this Agreement or the Parties agree in writing not to file any such patent application.

                                       10.

     9.4 Confidentiality of Agreement. Each Party agrees that the terms and conditions of this Agreement shall be treated as confidential and that neither Party will disclose the terms or conditions of this Agreement to any third party without the prior written consent of the other Party, provided, however, that each Party may disclose the terms and conditions of this Agreement, to the extent necessary: (a) as required by any court or other governmental body; (b) required by law; (c) in confidence to legal counsel of the Parties, accountants, and other professional advisors; (d) in confidence, to banks, investors and other financing sources and their advisors; (e) in connection with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction. With respect to disclosure required by a court or governmental order, the disclosing Party shall provide prior notification of such impending disclosure to the non-disclosing Party. All reasonable efforts to preserve the confidentiality of the terms of this Agreement shall be expended by the disclosing Party in complying with such an order, including obtaining a protective order to the extent reasonably possible. Any SEC filings required by law shall be made after any sensitive information in the Agreement has been accorded confidential protection under applicable SEC rules and regulations.

10   COMPENSATION.  The payment obligations of IMPCO, if any, will be described in the applicable Statement of Work and Purchase Order, if any.

11   TERMINATION

     11.1 Term. The term of this Agreement shall commence as of the Effective Date and will continue for a period of three (3) years unless earlier terminated in accordance with Section 11.2. At the end of the initial term, the Agreement will automatically expire unless the Parties mutually agree to extend the term of this Agreement. The term of any Development Project will be specified in each Statement of Work.

     11.2 Termination.

          (a) Material Breach. Either Party may terminate this Agreement, or an individual Statement of Work, without liability if the other Party materially breaches any of its obligations under this Agreement, or a Statement of Work, respectively (a "Default"), which Default is not cured within thirty (30) business days after the non-defaulting Party has given the defaulting Party written notice sufficiently describing the nature of the Default. Both Parties reserve the right to terminate this Agreement and other Statement(s) of Work upon thirty (30) business days written notice to the other Party, if a Statement of Work is breached by or on behalf of the other Party in such a manner that the non-breaching Party reasonably and in good faith determines that it is unfeasible for the non-breaching Party to continue its business relationship with the other Party under this Agreement and Statement(s) of Work. Either Party may also terminate this Agreement in the event of any of the following: (a) The filing by or against the other Party of any other proceeding concerning the bankruptcy, insolvency, dissolution, cessation of operations, reorganization of indebtedness or the like of the other Party. If such proceeding is involuntary and is contested in good faith, this Agreement shall terminate only after the passage of one-hundred twenty (120) days without the dismissal of such proceedings; (b) the appointment of a receiver, keeper, liquidator or custodian of whatever sort of description, for all or a substantial portion of the other Party's assets, provided that termination shall not be effective in the event of an involuntary proceeding against such Party if such proceeding is dismissed within one-hundred twenty (120) days after the filing thereof; or (c)

                                       11.

the termination, dissolution, insolvency or failure in business of the other Party, the distribution of a substantial portion of its assets, or its cessation to continue all or substantially all of its business affairs.

          (b) Mutual Consent. This Agreement may be terminated at any time by mutual written consent of the Parties.

          (c) Rights on Termination. Upon any termination or expiration of this Agreement for any reason, each Party shall promptly return to the other Party or (at the other Party's option) destroy, all Confidential Information of the other Party, as appropriate, delivered pursuant to this Agreement and the Statements of Work hereunder. Statement(s) of Work pending as of the termination of this Agreement shall remain in effect through the term of the applicable Statement(s) of Work unless either Party terminates the applicable Statement(s) of Work separately pursuant to this Agreement. Purchase Orders that have been accepted but under which Quantum Products have not yet been delivered as of the termination of this Agreement shall remain in effect. Confidential Information pertaining to Statements of Work that survive termination of this Agreement shall not be subject to return or destruction pursuant to this Section 11.2(c) until such time as the applicable Statement(s) of Work are actually terminated or reach expiration.

     11.3 Survival. The right to terminate this Agreement pursuant to Section 11.2(a) shall be in addition to any other remedy either Party may have at law or in equity, which remedies shall survive any such termination. No termination or expiration of this Agreement. The obligations in this Agreement which are intended by their terms to survive the expiration or termination of this Agreement shall so survive. In addition, without limiting the generality of the foregoing, the provisions of Sections 1 ("Definitions"), 4 ("Purchase Orders"), 5 ("Patent Prosecution"), 6.2 ("Rights in Data"), 7 ("Warranties and Disclaimers"), 8 ("Limitation of Liability and Remedy"), 9 ("Confidentiality"), 11.2(c) ("Rights on Termination"), 11.3 ("Survival"), and 12 ("General") shall survive any termination, cancellation or expiration of this Agreement or Statement(s) of Work.

12   General.

     12.1 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) if sent by fax, upon confirmation of receipt by fax by the receiving Party or the sender's facsimile machine receiving confirmation of uninterrupted transmission by a transmission report, (c) one business day after deposit with a reputable overnight carrier, prepaid for overnight delivery and addressed as set forth in (d), or (d) two (2) business days after deposit in the mail if mailed by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to          QUANTUM FUEL SYSTEMS TECHNOLOGIES
Quantum:       WORLDWIDE, INC.
               17872 Cartwright Road
               Irvine, CA 92614
               Attention: President
               Fax: (949) 399-4600

                                       12.

If to IMPCO:  IMPCO Technologies, Inc.             With a     Morrison & Foerster, LLP
              16804 Gridley Place                  copy to:   555 West 5th Street
              Cerritos, CA 90703                              35th Floor
              Attention:  Chief Financial Officer             Los Angeles, CA  90013
              Fax:  (562) 860-6666                            Attention:  Jonathan Atzen
                                                              Fax: (213) 892-5454

    Each Party may change its address by notice given in accordance with this Section.

        12.2 Export. Each Party agrees that it will not export, or attempt to export, to any country any technical data received hereunder or the product produced by use of such technical data, without first obtaining all necessary licenses and consents under any applicable treaties, statutes and regulations, including, without limitation, the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Each donor Party will notify the receiving Party of any technical data or hardware that the donor Party supplies and knows to be controlled data/hardware under any of the aforesaid treaties, statutes and regulations.

        12.3 Governing Law and Forum Selection. This Agreement and all Purchase Orders shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California, without reference to the conflict of laws provisions thereof. The Parties expressly disclaim the application of the United Nations Convention on the International Sale of Goods to this Agreement. Any action arising out of or relating to this Agreement or any Purchase Order shall be brought solely in (a) the Superior Court of the State of California, Los Angeles County, and (b) the United States District Court for the Central District of California, except that either Party may seek and obtain injunctive, equitable or similar relief from any court of competent jurisdiction. Each of the Parties agrees to commence any action, suit or proceeding relating to this Agreement or any Purchase Order either in the United States District Court for the Central District of California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Los Angeles County. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 12.3. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) Superior Court of the State of California, Los Angeles County, or (ii) the United States District Court for the Central District of California, consents to the jurisdiction of such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        12.4 Attorneys' Fees. In the event of any action, suit or proceeding, including arbitration, between the Parties hereto, initiated to enforce or interpret any term or provision of this Agreement or a Purchase Order, or otherwise arising out of this Agreement or a Purchase

                                       13.

Order, the prevailing Party in such action shall be entitled to recover all costs incurred in connection therewith, including without limitation reasonable attorneys' fees.

          12.5 Waiver. The delay or failure of a Party to exercise any right, power, remedy, or privilege hereunder or failure to strictly enforce any breach, violation, default, provision or condition shall not impair any such right, power, remedy or privilege nor shall it constitute a waiver thereof or acquiescence thereto. Any waiver, permit, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. No partial waiver of any such right, power, privilege, breach, violation, default, provision, or condition on any one occasion shall preclude any other or further exercise thereof or constitute a waiver thereof or acquiescence thereto on any subsequent occasion unless clear and express notice thereof in writing is provided.

          12.6 Assignment. This agreement shall not be assigned by either Party without the prior written approval of the other Party except to the successor in ownership by sale, merger, consolidation or divestiture of all or substantially the whole of the relevant business of the Party wishing to make the assignment. The Agreement will be binding upon and inure to the benefit of each Party's authorized successors and permitted assigns.

          12.7 Captions. All Section captions and headings are for reference only and shall not be considered in interpreting or construing this Agreement.

          12.8 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable by any tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision deemed invalid, illegal or unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. If any provision or portion of this Agreement is held to be unenforceable or invalid, the Parties agree to negotiate, in good faith, a substitute valid provision which most nearly effects the Parties' intent in entering into this Agreement. In either case, the remaining provisions of this Agreement shall remain in full force and effect. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION. FURTHER, IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SHALL REMAIN IN EFFECT.

          12.9 Independent Contractors. The Parties are each independent contractors and neither Party shall be, nor represent itself to be, the franchiser, joint venturer, franchisee, partner, broker, employee, servant, agent, or legal representative of the other Party for any purpose whatsoever. Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or bind the other Party in any matter or thing whatsoever, including but not limited to, the right or authority

                                       14.

to obligate the other Party to accept or deliver any order, or to sell or refuse to sell to any potential customer.

         12.10 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not exclusive or alternative and shall be in addition to all remedies given hereunder or now or thereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by any Party shall not constitute a waiver of the right to pursue other available remedies.

         12.11 Injunctive Relief. The Parties acknowledge that any breach of the provisions of this Agreement relating to proprietary rights of either Party may cause irreparable harm and significant injury to an extent that may be difficult to ascertain. Accordingly, each Party agrees that the other Party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of such sections.

         12.12 Force Majeure. Either Party shall not be responsible for any delay or failure in performance hereunder, including the payment of monies, caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of nature, acts or terrorism, earthquake, floods, lightning, labor disputes and strikes, other labor or industrial disturbances, riots, war, acts of the public enemy, insurrections, embargoes, blockages, regulations or orders of any government, agency or subdivision thereof, shortages of materials, rationing, utility or communication failures, casualty, novelty of product manufacture or other unanticipated product development problems, and governmental requirements (each, a "Force Majeure"). Obligations shall in no event but excused but shall be suspended on a day-to-day basis for the period of time equal to that of the underlying Force Majeure (and the corresponding obligations of the other Party shall be similarly suspended). The Party facing the force majeure shall notify the other Party immediately after its occurrence and shall use reasonable efforts to remedy the situation as well as to minimize its effects.

         12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but taken together shall constitute one and the same document.

         12.14 Entire Agreement. This Agreement, the Purchase Orders and the other Statements of Work, documents, Exhibits, and writings attached and/or delivered pursuant hereto or concurrently herewith, contain and constitute the sole, complete and entire agreement and understanding of the Parties concerning the matters contained herein and therein and may not be altered, modified or changed in any manner except by writing duly executed by the Parties. No statements, promises or representations have been made by any Party to another, or are relied upon, and no consideration has been or is offered promised, expected or held out, other than as stated in this Agreement or the other agreements and documents referenced herein. No Party is relying on any representations other than those expressly set forth herein or therein. No conditions precedent to the effectiveness of this Agreement exist, other than as may be expressly provided herein.

                                       15.

     In Witness Whereof, the Parties, by their duly authorized representatives, have executed this Strategic Alliance Agreement as of the Effective Date.



QUANTUM FUEL SYSTEMS                        IMPCO TECHNOLOGIES, INC.
TECHNOLOGIES, WORLDWIDE, INC.

By:   /s/ Alan P. Niedzwiecki               By:   /s/ Robert M. Stemmler
    ---------------------------------           --------------------------------
Name:  Alan P. Niedzwiecki                  Name:  Robert M. Stemmler
     --------------------------------            -------------------------------
Title: President and Chief Operating        Title: President and Chief Executive
      -------------------------------             ------------------------------
       Officer                                     Officer
      --------                                    --------

EXHIBITS
--------
A TEMPLATE -- STATEMENT OF WORK

                                       16.